Exhibit (c)(1)

 Project Twins  PRELIMINAR Y DISCUSSION MATERIAL S FOR THE SPECIAL COMMITTEE OF THE BOARD OF DIRECT ORS   OCTOBER 28, 2022 | CONFIDENTIAL

 CONFIDENTIAL  Table of Contents  2  Page 3  5  15  26  36  37  40  43  Executive Summary  Selected Company Observations  Preliminary Financial Considerations  Other Proposal Considerations  Appendices  Supplemental Financial Information  Supplemental Public Company & Market Observations Supplemental Industry Observations

 Page  1. Executive Summary  3  Selected Company Observations  Preliminary Financial Considerations  Other Proposal Considerations  Appendices  5  15  26  36

 Proposal Overview  The Angels Parties, which beneficially own 46.9% of the Company common stock, have made a non-binding proposal (the “Proposal”) to acquire all of the outstanding shares of Company common stock not owned by them (the “Unaffiliated Shares”) for consideration of $6.00 per share in cash  Proposed consideration reflects a premium of ~50% to 3-month VWAP, ~74% to 30-day VWAP and ~75% to the closing stock price as of 10/25/2022  Proposal conditioned on approval by a Special Committee and holders of a majority of Company common stock not held by the Angels Parties  The Angels Parties have indicated that they have no interest in participating in an alternative change of control transaction involving the Company  The Angels Parties have indicated that (i) diligence requirements will be limited, (ii) definitive documents will not be subject to financing conditions and (iii) at the appropriate time, they would like to discuss the possibility of certain stockholders rolling over their shares in the proposed transaction  Situation Overview & Preliminary Observations  The Company’s expertise in workers’ compensation markets and claims processing, relationships in the smaller account marketplace allowing for targeted risk selection, and AM Best “A” rating have supported a track record of consistent top-line growth and combined ratios substantially below 100%  Certain transformational developments leading up to and following the July 2020 IPO have pressured return on equity metrics, including (i) shift from fee-based earnings to underwriting-based earnings, (ii) strategic acquisitions including phased Compstar purchase and (iii) unusual frequency and severity of claims in 2021  Meaningful gap exists between Twins’ multiples (P/BV, P/E)1 and corresponding metrics for other industry participants due to profitability pressure/low ROE performance, lack of consistent performance and several financial guidance misses since IPO  Focus on maintaining minimum capital adequacy levels and ratings limits retained premium growth, significant strategic initiatives and capital return events  Mixed industry backdrop, with possible recession potentially increasing execution risk associated with strategic plan  Company ran sales process in 2018-2019, declining to sell and instead pivoting to an IPO in 2020 (top bid in sale process significantly below $750mm market cap in the IPO)  Limited float / trading activity, with 3-month VWAP of $4.00, 30-day VWAP of $3.45 and 10-day VWAP of $3.37  Average basis of top 25 shareholders approximates $12.00 per share, with Royce & Associates holding ~17% of the public float  Potential Next Steps & Other Considerations  Special Committee to determine whether and how to respond to Proposal in light of alternatives available to the Company, including maintaining the status quo  If appropriate, the Special Committee and/or its advisors will need to discuss the following with Angels: (i) diligence requirements,  (ii) any required third party financing and (iii) other potential participants in a transaction  Materials are based on preliminary management estimates of 3Q 2022 financials, which will be finalized prior to earnings announcement on 11/2/2022  Executive Summary  4  CONFIDENTIAL  1. Refers to multiples implied by Twins stock price.  VWAP refers to Volume Weighted Average Price. Sources: Proposal, Company management, public filings, Bloomberg and Capital IQ.

 Page 3  1. Executive Summary  2. Selected Company Observations  5  Preliminary Financial Considerations  Other Proposal Considerations  Appendices  15  26  36

 Selected Industry & Company Observations  Source: Company management.  CONFIDENTIAL  6  Multiple strategic transactions leading up to and through the July 2020 IPO, combined with mixed financial results over those periods, make it challenging to track historical performance  Focus on maintaining minimum capital adequacy levels and ratings limits retained premium growth, ROEs and distributable earnings  Premium flowed through the insurance company reduces free cash flow optionality given dividend-related regulatory constraints  Highly dependent on pricing in a hardening reinsurance market  Management projecting material improvements in ROE, profitability and combined ratio through 2025  Material public company costs and small market capitalization relative to Twins’ implied IPO market capitalization and peers’ market capitalizations  Lack of consistent performance, recent financial guidance misses and worse than expected results have likely contributed to Twins’ recent share price underperformance  Increase in frequency and severity of claims outside Twins’ control have impacted returns without expected benefit of future reserve releases  Compstar acquisition has proven to generate meaningfully less profitability and ultimately a smaller book of business than anticipated, and material goodwill value places a drag on return on equity profitability metrics  Shift from fee-based earnings to underwriting-based earnings has lowered Twins’ profitability metrics as measured by return on equity  Limited scale relative to certain other industry participants  Industry tailwinds include the following:  Unemployment continues to remain low  Program business continues to grow as a percentage of the overall market  Rising interest rates have the potential to increase fixed income investment yields  Industry headwinds include the following:  Declining regulatory workers’ comp rates  Potential reduction in employment payrolls  Rising reinsurance costs and capacity  Rising medical care costs and inflationary pressures  Selected Company Attributes  Selected Company Considerations  Selected Company Performance & Strategy Observations  Selected Industry Observations  Long operating history (since 1996) and track record of consistent top- line growth with profitability, along with valuable AM Best “A” rating  Entrepreneurial culture, with relationships in smaller account program marketplace allowing for targeted risk selection  Expertise in traditionally challenging workers’ compensation insurance  Growth driven by additional commercial insurance product expansion, leveraging strong program relationships and rated fronting carrier  Strong client retention and disciplined approach in choosing partners and selecting risk  Comprehensive workers’ compensation claims handling capabilities with strong metrics allowing for attractive underwriting performance  Attractive loss, expense and combined ratios well under 100%

Selected Management Projections Highlights

Premiums

Gross Written Premiums

(dollars in millions)

1 *Projected GWP CAGR of ~10%+ is expected to be driven in part through the introduction of two new programs (A&H and Excess Surplus), which will be fully reinsured. Estimated US employment CAGR is projected to approximate 0.5% over the same period.*[1]

Period	CAGR
2015 – 2021	27.9%
2021 – 2027E	10.6%
2022E – 2027E	12.6%


$144.9
$236.3
$322.1
$357.0
$411.4
$484.2
$634.2
$640.4
$749.6
$934.6
$1,011.8
$1,084.6
$1,158.8
CY 2015
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

Net Earned Premiums

(dollars in millions)

2 *Projected NEP CAGR of ~5% over 2022-27 period following ~200% growth since 2019 reflects balanced focus on stable growth and preservation of strong balance sheet position and AM Best rating.*

Period	CAGR
2016 – 2021	35.7%
2021 – 2027E	9.5%
2022E – 2027E	5.0%


Net Earned Premiums
Premiums Earned/Surplus (Statutory)
0.6x
1.1x
1.0x
1.0x
0.9x
0.9x
0.8x
0.8x
$43.1
$62.0
$66.6
$86.5
$108.5
$198.7
$269.2
$275.3
$285.6
$299.9
$318.5
$343.3
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

	CY 2016	CY 2017	CY 2018	CY 2019	CY 2020	CY 2021	CY 2022E	CY 2023E	CY 2024E	CY 2025E	CY 2026E	CY 2027E
Retention:	19.6%	20.3%	19.6%	21.7%	25.1%	34.7%	42.2%	38.7%	32.6%	30.1%	29.9%	30.3%

Note: Historical financial data is not pro forma for recent acquisitions, including the Company's (i) July 6, 2021 acquisition of Western Integrated Care, LLC for ~$5.5 mm (ii) October 1, 2020 acquisition of 7710 Insurance Company (and certain affiliates) for ~$12.1 mm, (iii) April 1, 2020 acquisition of LCTA Risk Services, Inc. for ~$1.4 mm, (iv) February 19, 2019 acquisition of First Choice Casualty Insurance Company for ~$5.3 mm, (v) April 2, 2018 acquisition of Westcap Insurance Services, LLC for ~$2.5 mm, (vi) December 12, 2018 acquisition of CTS Underwriters for $0.05 mm or (viii) March 31, 2019 acquisition of a ~25% interest in American Liberty Insurance Company for ~$1.2 mm (or January 2017 purchase of a 75% interest). Historical financial data also not pro forma for the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million)

1. U.S. Bureau of Labor Statistics. CAGR refers to Compounded Annual Growth Rate; E refers to Expected; CY refers to Calendar Year.

Source: Company management, except where otherwise noted and Company projections, per Company management, provided on October 20, 2022 ("Management Projections").

CONFIDENTIAL
Houlihan Lokey | 7

 (dollars in millions)  $17.8  $12.6  $22.2  $33.2  $32.8  $22.1  $22.9  $26.9  $32.1  $40.5  $46.0  $52.5  CY 2016 CY 2017 CY 2018 CY 2019 CY 2020 CY 2021 CY 2022E CY 2023E CY 2024E CY 2025E CY 2026E CY 2027E  Note: Historical financial data is not pro forma for recent acquisitions (refer to prior page for additional details) including the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million). (2H 2018, CY 2019 and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method).  CAGR refers to Compounded Annual Growth Rate. CY refers to Calendar Year. E refers to Expected. Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization,  49.8%  49.2%  53.7%  51.6%  46.8%  65.8%  62.8%  62.3%  61.8%  61.3%  60.8%  60.3%  40.0%  30.4%  23.6%  24.2%  35.6%  27.5%  31.1%  29.4%  29.1%  28.7%  89.8%  79.7%  77.3%  75.8%  82.4%  93.3%  92.9%  90.7%  89.9%  89.0%  CY 2016  CY 2017  CY 2018  CY 2019  CY 2020  CY 2021  CY 2022E  CY 2023E  CY 2024E  CY 2025E  CY 2026E  CY 2027E  Selected Management Projections Highlights  Combined Ratio and Adjusted Net Income  Combined Ratio  Adjusted Net Income  Projected 2022-2027 Adj. Net Income CAGR of ~18% driven by (i) underwriting income CAGR (~21%), (ii) investment income CAGR (~19%) as yields are assumed to peak in 2023 and (iii) other revenue CAGR (~6%).  4  Period  CAGR  2021 – 2027E  15.5%  2022E – 2027E  18.1%  3  Projected Loss Ratio  94.7% 94.1%  31.9% 31.8%  Projected Expense Ratio  Combined ratios are projected to revert gradually to below 90% as loss ratios approach a normalized level following unusual frequency and severity of claims in 2021 and a build-up of reserves in subsequent years, as well as declining expense ratios due to increased operating leverage.  Historical Loss Ratio Historical Expense Ratio  stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments. Source: Company management and Management Projections.  CONFIDENTIAL  8

Selected Management Projections Highlights

Book Value and Adjusted ROAE

Book Value, excluding AOCI

(dollars in millions)

5 *Book value increased in 2020 due to (i) shares issued in initial public offering, (ii) acquisition of 55% of Compstar and (iii) revaluation of 45% stake in Compstar.*

Period	*CAGR*
2021 – 2027E	*6.5%*
2022E – 2027E	*6.5%*



$71.9
$88.2
$106.1
$136.8
$396.7
$417.5
$445.2
$466.2
$491.3
$524.9
$564.0
$609.8
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

Adjusted ROAE[3]

12/13/19 Book Value (Excl. AOCI)	*$136.8*
Shares Issued in Compstar Acquisition	*99.2*
Gain on Revaluation of Compstar Stake[1]	*69.8*
Shares Issued in IPO, Net of Discounts	*93.1*
Pre-IPO Distribution	*(18.2)*
Net Income (Ex-Compstar Gain)[2]	*18.7*
Other	*(2.9)*
12/13/20 Book Value (Excl. AOCI)	*$396.7*

6 *ROAE, which has fallen in 2021-2022 amid declines in Adj. Net Income following Compstar acquisition and IPO, is projected to increase over the projection period.*



18.8%
22.1%
23.0%
27.0%
11.9%
5.4%
5.3%
5.9%
6.7%
8.0%
8.4%
8.9%
CY 2016
CY 2017
CY 2018
CY 2019
CY 2020
CY 2021
CY 2022E
CY 2023E
CY 2024E
CY 2025E
CY 2026E
CY 2027E

Note: Historical financial data is not pro forma for recent acquisitions (refer to prior pages for additional details) including the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million). (2H 2018, CY 2019 and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). Historical financial figures are also not pro forma for the impact of the July 2020 IPO. 2019 and prior years book values do not reflect impact of AOCI related restatement.

1. Presented on a pre-tax basis.

2. Based on net income less gain on revaluation of 45% ownership interest in Compstar, in each case as stated in Company public filings.

3. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from book value. Book value figures for 2019 and prior years exclude preferred stock.

Adjusted ROAE refers to Adjusted Return on Average Equity (in the case of 2016 – 2020 based on Average Book Value and in the case of 2021 onwards based on Average Book Value less AOCI); AOCI refers to Accumulated Other Comprehensive Income; CAGR refers to Compounded Annual Growth Rate; CY refers to Calendar Year. E refers to Expected. Source: Company management and Management Projections.

CONFIDENTIAL

Houlihan Lokey | 9

 $71.9  $87.4  $103.1  $133.8  $180.7  $202.1  $235.7  $262.7  $293.8  $333.4  $378.6  $430.4  CY 2016  CY 2017  CY 2018  CY 2019  CY 2020  CY 2021  CY 2022E  CY 2023E  CY 2024E  CY 2025E  CY 2026E  CY 2027E  18.8%  22.2%  23.4%  27.7%  19.7%  11.6%  10.5%  10.8%  11.5%  12.9%  12.9%  13.0%  CY 2016 CY 2017 CY 2018 CY 2019 CY 2020 CY 2021 CY 2022E CY 2023E CY 2024E CY 2025E CY 2026E CY 2027E  Note: Historical financial data is not pro forma for recent acquisitions (refer to prior pages for additional details) including the Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million). (2H 2018, CY 2019 and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). Historical financial figures are also not pro forma for the impact of the July 2020 IPO. 2019 and prior years book values do not reflect impact of AOCI related restatement.  1. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from tangible book value. Tangible book value figures for 2019 and prior years exclude preferred stock. Adjusted ROATE refers to Adjusted Return on Average Tangible Equity (in the case of 2016 – 2020 based on Average Tangible Book Value and in the case of 2021 onwards based on Average Tangible Book Value less AOCI); AOCI refers to Accumulated Other Comprehensive Income. CAGR refers to Compounded Annual Growth Rate. CY refers to Calendar Year. E refers to Expected.  Selected Management Projections Highlights  Tangible Book Value and Adjusted ROATE  Tangible Book Value, excluding AOCI  Adjusted ROATE1  (dollars in millions)  Period CAGR  2021 – 2027E 13.4%  2022E – 2027E 12.8%  Tangible book value increased in 2020 following the initial public  offering. Projected CAGR of ~13%  generally tracks Net Income growth.  7  Source: Company management and Management Projections.  CONFIDENTIAL  10

 Historical and Projected Financial Data  Selected Metrics  Note: Historical financial data is not pro forma for the Company's recent acquisitions, including its (i) July 6, 2021 acquisition of Western Integrated Care, LLC for ~$5.5 million, (ii) October 1, 2020 acquisition of 7710 Insurance Company (and certain affiliates) for ~$12.1 million, (iii) April 1, 2020 acquisition of LCTA Risk Services, Inc. for ~$1.4 million, or (iv) February 19, 2019 acquisition of First Choice Casualty Insurance Company for ~$5.3 million. Financial data reflects Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million), but 2019-2020 financial data is not pro forma for the July 15, 2020 acquisition of the remaining 55% equity interest in Compstar (2019 data and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). 2019 and 1H 2020 figures are also not pro forma for the impact of the July 2020 IPO. Book value figures for 2019 exclude preferred stock.  1. Reflects a one-time unrealized loss of $4.5 million in 2022. 2. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from book value.3. For calendar years prior to 2021, metric is based on figures provided by Company management, derived from tangible book value.  Adjusted ROAE refers to Adjusted Return on Average Equity (in the case of 2019 – 2020 based on Average Book Value and in the case of 2021 onwards based on Average Book Value less AOCI); Adjusted ROATE refers to Adjusted Return on Average Tangible Equity (in the case of 2019 – 2020 based on Average Tangible Book Value and in the case of 2021 onwards based on Average Tangible Book Value less AOCI); Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments.; AOCI refers to Accumulated Other Comprehensive Income; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; LAE refers to Loss Adjustment Expenses; LTM refers to Latest 12 Months; NA refers to not available.  (dollars in millions)   Calendar Year Ended December 31, LTM Ended Calendar Year Ending December 31, 2019 2020 2021 9/30/2022 2022E 2023E 2024E 2025E 2026E 2027E  CAGR   2021 to 2027E 2022 to 2027E   Gross Written Premiums  $411.4  $484.2  $634.2  $631.0  $640.4  $749.6  $934.6  $1,011.8  $1,084.6  $1,158.8  10.6%  12.6%  Growth %  15.2%  17.7%  31.0%  NA  1.0%  17.1%  24.7%  8.3%  7.2%  6.8%  Net Earned Premiums  86.5  108.5  198.7  259.2  269.2  275.3  285.6  299.9  318.5  343.3  9.5%  5.0%  Growth %  29.9%  25.4%  83.2%  NA  35.5%  2.2%  3.7%  5.0%  6.2%  7.8%  Retention  21.7%  25.1%  34.7%  41.0%  42.2%  38.7%  32.6%  30.1%  29.9%  30.3%  Net Investment Income [1]  6.2  11.7  8.7  7.3  8.2  19.0  21.5  24.4  27.6  30.8  Gain on Revaluation of Compstar  0.0  69.8  0.0  0.0  0.0  0.0  0.0  0.0  0.0  0.0  Net Realized Gains (Losses)  0.7  3.4  0.0  0.3  0.4  0.0  0.0  0.0  0.0  0.0  Other Revenue  9.1  12.1  10.2  8.7  8.7  9.2  9.9  10.4  11.0  11.5  Total Revenue  $102.5  $205.5  $217.7  $275.5  $286.5  $303.5  $316.9  $334.7  $357.1  $385.6  10.0%  6.1%  Growth %  30.6%  100.4%  6.0%  NA  31.6%  5.9%  4.4%  5.6%  6.7%  8.0%  Losses and LAE  (44.7)  (50.8)  (130.8)  (169.8)  (169.1)  (171.5)  (176.5)  (183.8)  (193.7)  (207.0)  G&A Expenses  (21.0)  (38.7)  (54.7)  (76.4)  (85.8)  (87.6)  (88.8)  (88.0)  (92.7)  (98.7)  Provision for Income Taxes  (7.1)  (6.2)  (5.4)  (7.1)  (7.3)  (5.9)  (7.1)  (9.5)  (11.0)  (12.9)  Equity Gains (Losses) in Affiliates  3.6  2.3  0.0  0.0  0.0  0.0  0.0  0.0  0.0  0.0  Net Income  $31.3  $88.5  $19.3  $26.6  $27.6  $21.0  $25.1  $33.6  $39.2  $45.8  15.5%  10.6%  Margin %  30.5%  43.1%  8.9%  9.7%  9.6%  6.9%  7.9%  10.0%  11.0%  11.9%  Total Adjustments, Net of Tax Impact  1.9  (55.8)  2.8  (5.6)  (4.7)  5.9  7.0  6.9  6.8  6.7  Adjusted Net Income  $33.2  $32.8  $22.1  $21.1  $22.9  $26.9  $32.1  $40.5  $46.0  $52.5  15.5%  18.1%  Margin %  32.4%  16.0%  10.2%  7.6%  8.0%  8.9%  10.1%  12.1%  12.9%  13.6%  Growth %  49.6%  -1.4%  -32.5%  NA  3.5%  17.4%  19.5%  26.0%  13.6%  14.2%  Book Value (excluding AOCI)  $136.8  $396.7  $417.5  $443.9  $445.2  $466.2  $491.3  $524.9  $564.0  $609.8  6.5%  6.5%  Growth %  35.3%  190.0%  5.3%  NA  6.6%  4.7%  5.4%  6.8%  7.5%  8.1%  Tangible Book Value (excluding AOCI)  $133.8  $180.7  $202.1  $233.0  $235.7  $262.7  $293.8  $333.4  $378.6  $430.4  13.4%  12.8%  Growth %  29.8%  35.1%  11.8%  NA  16.6%  11.5%  11.8%  13.5%  13.6%  13.7%  Book Value Per Share (excl. AOCI)  $8.62  Tangible Book Value Per Share (excl. AOCI)  $4.53  Additional Financial Information  Loss Ratio  51.6%  46.8%  65.8%  65.5%  62.8%  62.3%  61.8%  61.3%  60.8%  60.3%  Expense Ratio  24.2%  35.6%  27.5%  29.5%  31.9%  31.8%  31.1%  29.4%  29.1%  28.7%  Combined Ratio  75.8%  82.4%  93.3%  95.0%  94.7%  94.1%  92.9%  90.7%  89.9%  89.0%  Adjusted ROAE [2]  27.0%  11.9%  5.4%  4.9%  5.3%  5.9%  6.7%  8.0%  8.4%  8.9%  Adjusted ROATE [3]  27.7%  19.7%  11.6%  9.8%  10.5%  10.8%  11.5%  12.9%  12.9%  13.0%  Premiums Earned/Surplus (Statutory)  NA  0.6x  1.1x  NA  1.0x  1.0x  0.9x  0.9x  0.8x  0.8x  Source: Company management and Management Projections.  CONFIDENTIAL  11

Selected Comparison of Management Projections vs. Guidance

Q3 2022 Management Estimated Results vs. Guidance

(dollars in millions)

	Guidance Range [1] Low		Guidance Range [1] High	Guidance Midpoint [2]	Management Estimates [3]	Management Estimates vs. Midpoint of Guidance
Gross Written Premium	$150.0	--	$160.0	$155.0	$162.2	4.6%
Adjusted Net Income	$4.3	--	$5.3	$4.8	$5.2	8.1%

Selected Observations

- *Q3 management estimated results exceed guidance for gross written premiums and are near the high end of adjusted net income guidance*

CY 2022E Management Projections vs. Guidance

(dollars in millions)

	Guidance Range [1] Low		Guidance Range [1] High	Guidance Midpoint [2]	Management Projections [3]	Management Projections vs. Midpoint of Guidance
Gross Written Premium	$615.0	--	$630.0	$622.5	$640.4	2.9%
Net Earned Premium	$255.0	--	$265.0	$260.0	$269.2	3.6%
Total Revenue	$268.0	--	$278.0	$273.0	$286.5	4.9%
Expense Ratio	32.0%	--	33.0%	32.5%	31.9%	-0.6%
Loss Ratio	2H 2022 Consistent with 1H 2022			61.5% [4]	62.8% [5]	1.3%

Selected Observations

- *Management projections for CY 2022E contemplate top-line performance exceeding the high end of guidance*
- *Loss ratio is projected to exceed 1H 2022 results while expense ratio is projected near the low end of guidance*

1. Reflects guidance range provided by Company management as disclosed in Q2 CY 2022 earnings release dated 8/3/22.
2. Represents average of low and high of guidance range.
3. Per Company management.
4. Guidance midpoint shown represents reported 1H 2022 loss ratio.
5. Represents projected loss ratio for 2022. 2H 2022 projected loss ratio is 64.0%.
Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments; CY refers to Calendar Year; E refers to Estimated; Q refers to Quarter.
Source: Company management, Management Projections and Public filings

CONFIDENTIAL

Houlihan Lokey | 12

 $0.45  $0.53  $0.49  $0.57  $1.00  $0.80  $0.60  $0.40  $0.20  $0.00  $22.9  $26.9  $24.8  $29.3  $40.0  $30.0  $20.0  $10.0  $0.0  CY 2022E CY 2023E  $269.2  $259.7  $275.3 $271.4  $400.0  $300.0  $200.0  $100.0  $0.0  CY 2022E CY 2023E  Selected Comparison of Management Projections vs. Wall Street Analyst Consensus Estimates  Net Earned Premiums (CY 2022E to CY 2023E)  Adjusted Net Income (CY 2022E to CY 2023E)  (dollars in millions, except per share values)  Adjusted Earnings Per Share (CY 2022E to CY 2023E)  ▲ 3.7%  ▲ 1.4%  ▼ 7.6%  ▼ 8.1%  ▼ 7.7%  ▼ 7.5%  CY 2022E CY 2023E  Management Projections1 /  Q3 2022 Management Estimated Results  Consensus Wall Street Estimates  % Difference  Net Earned Premiums (Q3 2022E)  Adjusted Net Income (Q3 2022E)²  Adjusted Earnings Per Share (Q3 2022E)²  $71.4  $65.1  $80.0  $60.0  $40.0  $20.0  $0.0  Q3 2022E  ▲ 9.6%  $5.2  $4.2  $8.0  $6.0  $4.0  $2.0  $0.0  Q3 2022E  ▲ 23.1%  $0.10  refers to Calendar Year; E refers to Estimated; Q refers to Quarter. Sources: Bloomberg and Wall Street research as of 10/25/22, Company management and Management Projections.  CONFIDENTIAL  13  $0.09  $0.00  $0.05  $0.10  $0.15  Q3 2022E  ▲ 15.0%  1. Per projections prepared by Company management. 2. JMP’s estimate (Adjusted Earnings Per Share of $0.05 and Adjusted Net Income of $2.7mm) was an outlier from the mean Wall Street analyst estimate. Other observed Adjusted Earnings Per Share estimates are: Evercore ($0.12), JP Morgan ($0.10) and William Blair ($0.08). Other observed Adjusted Net Income estimates are: Evercore ($6.1mm), JP Morgan ($5.0mm) and William Blair ($4.0mm). Note figures may not average due to rounding. Adjusted Earnings Per Share refers to earnings per share, adjusted for realized and unrealized gains/losses as well as certain non-recurring items; Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to Appendix for additional details on adjustments; CY

Selected Comparison of Historical Management Budget vs. Actual Performance

CY 2021

(dollars in millions)

		Budget	Actual	*Variance*
	Revenue			
	Gross Written Premiums	$616.8	$634.2	*2.8%*
	Net Earned Premiums	$215.8	$198.7	*(7.9%)*
A	Total Revenue	$232.9	$217.7	*(6.5%)*
	Expenses			
	Loss and Loss Adjustment Expenses	$123.0	$130.8	*6.3%*
	General and Administrative Expenses	$52.3	$54.7	*4.7%*
	Net Income	$40.8	$19.3	*(52.7%)*
B	Adjusted Net Income	$45.1	$22.1	*(50.9%)*
	Other Metrics			
	Loss Ratio	57.0%	65.8%	*8.8%*
	Expense Ratio	24.2%	27.5%	*3.3%*
C	Combined Ratio	81.2%	93.3%	*12.1%*
	Retention	39.2%	34.7%	*(4.5%)*

YTD August 2022

(dollars in millions)

		Budget	Actual	*Variance*
	Revenue			
	Gross Written Premiums	$452.0	$425.8	*(5.8%)*
	Net Earned Premiums	$187.3	$178.2	*(4.9%)*
D	Total Revenue	$199.9	$190.0	*(4.9%)*
	Expenses			
	Loss and Loss Adjustment Expenses	$115.4	$110.3	*(4.4%)*
	General and Administrative Expenses	$59.1	$55.7	*(5.8%)*
	Net Income	$15.1	$21.9	*45.3%*
E	Adjusted Net Income	$17.1	$17.5	*2.5%*
	Other Metrics			
	Loss Ratio	61.6%	61.9%	*0.3%*
	Expense Ratio	31.5%	31.2%	*(0.3%)*
F	Combined Ratio	93.1%	93.2%	*0.0%*
	Retention	42.9%	42.0%	*(0.9%)*

Selected Observations

A, C — *CY 2021 revenues were lower than budgeted but Net Earned Premiums nearly doubled relative to CY 2020 levels. Loss ratios were significantly higher than budgeted (and higher than CY 2020 levels) due to elevated loss frequency and severity across several programs with established partners*

B — *Adjusted net income underperformed budget due primarily to underperformance on loss and expense ratios*

Selected Observations

D, F — *Revenue through 8/31 was ~5% lower than originally budgeted but combined ratios were directionally in-line*

E — *Adjusted Net Income through 8/31 slightly exceeded budget as shortfalls in program profits were offset by higher investment income and lower taxes than budgeted*

Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items; CY refers to Calendar Year; YTD refers to Year-To-Date.

Source: Company management.

CONFIDENTIAL

Houlihan Lokey | 14

 Page 3  5  Executive Summary  Selected Company Observations  3. Preliminary Financial Considerations  15  Other Proposal Considerations  Appendices  26  36

 Flow Analysis  Selected Companies Analysis  MRQ (9/30/22)  Book Value (Excl. AOCI): $443.9 million Selected Multiple Range: 0.40x – 0.80x  MRQ (9/30/22)  Tangible Book Value (Excl. AOCI): $233.0 million Selected Multiple Range: 1.00x – 1.60x  CY 2022E  Adjusted Net Income: $22.9 million Selected Multiple Range: 10.0x – 15.0x  CY 2023E  Adjusted Net Income: $26.9 million Selected Multiple Range: 8.0x – 13.0x  Selected Transaction Analysis  MRQ (9/30/22)  Book Value (Excl. AOCI): $443.9 million Selected Multiple Range: 0.50x – 0.90x  MRQ (9/30/22)  Tangible Book Value (Excl. AOCI): $233.0 million Selected Multiple Range: 1.20x – 1.80x  Discounted Cash  Book Value (Excl. AOCI) [3] Terminal Multiple: 0.80x – 1.20x Discount Rate: 13.0% – 15.0%  Tangible Book Value (Excl. AOCI) [4] Terminal Multiple: 1.20x – 1.80x Discount Rate: 13.0% – 15.0%  $2  Preliminary Financial Analyses Summary  Preliminary Implied Per Share Value Reference Ranges  (dollars per share in actuals)  .00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00  Note: No particular weight has been attributed to any analysis.  Note: Based on (i) ~51.2 million basic shares of common stock outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 10/25/22. Does not include ~0.1 million MSUs.  Based on Angels Proposal dated 9/2/22.  Reflects 10-day volume-weighted average price per share of common stock as of 10/25/22.  Per Company management, at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in book value, and the same discount rate range and terminal multiple range used in the preliminary discounted cash flow analysis, the implied equity value per share reference range would be $4.87 - $7.64.  Per Company management, at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in tangible book value, and the same discount rate range and terminal multiple range used in the illustrative discounted cash flow analysis, the implied equity value per share reference range would be $4.98- $7.81.  Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items; AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public (except in the case of the Company, where it refers to the quarter ended 9/30/22); VWAP refers to Volume-Weighted Average Price.  Source: Company management, Management Projections, Capital IQ, Bloomberg, public filings, and the Proposal.  $4.87  $4.60  $5.43  $4.31  $4.18  $4.45  $4.53  $3.45  $8.00  $7.56  $8.14  $7.76  $6.79  $6.67  $7.24  $6.90  Proposal Price¹:  $6.00  10-Day VWAP²:  $3.37  17  CONFIDENTIAL  lllustrative Only  lllustrative Only  lllustrative Only

Preliminary Selected Companies Analysis

(dollars in millions, except per share values)

	Share Price [1]	Equity Market Value [1] [2]	Equity Market Value [1] [2] to Adjusted Net Income CY 2022E	Adjusted Net Income CY 2023E	Book Value (Excl. AOCI) [3] MRQ	*Illustrative Only* Tangible Book Value (Excl. AOCI) [4] MRQ	Adjusted Return on Avg. Equity LTM	*Illustrative Only* Adjusted Return on Avg. Tangible Equity LTM
Workers' Comp Insurers								
AMERISAFE, Inc.	$53.47	$1,032.1	18.7x	20.3x	2.62x	2.62x	11.5%	11.5%
Employers Holdings, Inc.	37.52	1,034.4	14.4x	12.4x	0.96x	1.01x	6.6%	7.0%
Low			14.4x	12.4x	0.96x	1.01x	6.6%	7.0%
High			18.7x	20.3x	2.62x	2.62x	11.5%	11.5%
Median			16.6x	16.4x	1.79x	1.82x	9.1%	9.2%
Mean			16.6x	16.4x	1.79x	1.82x	9.1%	9.2%
Specialty Insurers								
Argo Group International Holdings, Ltd.	$23.49	$831.7	17.9x	6.3x	0.53x	0.59x	2.7%	3.0%
James River Group Holdings, Ltd.	22.95	875.8	13.1x	9.6x	1.24x	1.78x	*NMF*	*NMF*
Kinsale Capital Group, Inc.	268.20	6,243.8	40.2x	32.7x	8.50x	8.54x	23.9%	24.1%
Palomar Holdings, Inc.	81.67	2,131.7	28.7x	21.7x	5.26x	5.38x	14.8%	15.2%
ProAssurance Corporation	20.88	1,134.8	27.0x	17.0x	0.81x	0.88x	5.1%	5.6%
RLI Corp.	123.05	5,659.1	31.1x	28.3x	3.45x	3.57x	15.4%	16.0%
W. R. Berkley Corporation	69.07	19,396.5	16.7x	14.9x	2.51x	2.59x	16.3%	16.8%
Low			13.1x	6.3x	0.53x	0.59x	2.7%	3.0%
High			40.2x	32.7x	8.50x	8.54x	23.9%	24.1%
Median			27.0x	17.0x	2.51x	2.59x	15.1%	15.6%
Mean			25.0x	18.7x	3.18x	3.33x	13.0%	13.5%
All Selected Companies								
Low			13.1x	6.3x	0.53x	0.59x	2.7%	3.0%
High			40.2x	32.7x	8.50x	8.54x	23.9%	24.1%
Median			18.7x	17.0x	2.51x	2.59x	13.2%	13.4%
Mean			23.1x	18.1x	2.88x	3.00x	12.1%	12.4%
Twins [6]	$3.43	$176.2	7.1x	6.0x	0.40x	0.79x	5.6% [7]	11.2% [7]
Twins (Angels Proposal) [5] [6]	$6.00	$308.2	12.4x	10.5x	0.71x	1.38x	5.6% [7]	11.2% [7]

Note: No company used in this analysis for comparative purposes is identical to the Company. Note: Bloomberg consensus used for 2022 and 2023 estimates, except for Employers Holdings and Argo Group International, which use first half 2022 actual results and Bloomberg consensus for second half 2022 due to first half 2022 reporting.

1. Based on closing prices as of 10/25/22.

2. Based on fully diluted shares outstanding.

3. Calculated as shareholders' equity, less book value of preferred stock and accumulated other comprehensive income as per GAAP.

4. Calculated as shareholders' equity, less book value of preferred stock, accumulated other comprehensive income, and goodwill and other intangibles, as per GAAP.

5. Share price based on Angels Proposal dated 9/2/22.

6. Based on publicly available information as of 10/25/22, including market data, financial information, and consensus estimates. Most recent publicly available financial information for Twins is for the period ended 6/30/22. Certain information for Twins may not tie to figures presented elsewhere in these materials which are based on information provided by Company management for the period ended 9/30/22.

7. Burdening LTM Adjusted Net Income with stock-based compensation, LTM Adjusted ROAE is 5.3% and LTM Adjusted ROATE is 10.7%.

Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI); Adjusted ROATE refers to Adjusted Return on Average Tangible Equity and is calculated as adjusted net income divided by average tangible book value of equity (excluding AOCI); Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items (and for certain selected companies, stock-based compensation); AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; LTM refers to the most recently completed 12-month period for which financial information has been made public; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public; NMF refers to Not Meaningful Figure.

Source: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL

Houlihan Lokey | 17

 Note: AMSF refers to AMERISAFE, Inc., EIG refers to Employers Holdings, Inc., ARGO refers to Argo Group International Holdings, Ltd., JRVR refers to James River Group Holdings, Ltd., KNSL refers to Kinsale Capital Group, Inc., PLMR refers to Palomar Holdings, Inc., PRA refers to ProAssurance Corporation, RLI refers to RLI Corp. and WRB refers to W. R. Berkley Corporation.  1. Calculated as shareholders’ equity less book value of preferred stock and accumulated other comprehensive income as per GAAP.  AOCI refers to Accumulated Other Comprehensive Income; Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI); AOCI refers to Accumulated Other Comprehensive Income; CY refers to Calendar Year; E refers to Estimated; LTM refers to Latest 12 Months; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public.  Illustrative ROAE and Equity Market Value / MRQ Book Value (Excl. AOCI) Observations  LTM Adjusted ROAE and Equity Market Value / MRQ Book Value (Excl. AOCI)1 Multiple  AMSF  EIG  ARGO  KNSL  PLMR  PRA  RLI  WRB  0.00x  1.00x  2.00x  3.00x  4.00x  5.00x  6.00x  7.00x  8.00x  9.00x  0.0%  5.0%  10.0% 15.0%  LTM Adjusted ROAE  20.0%  25.0%  Equity Market Value / MRQ Book Value (excl. AOCI)1  CY 2022E Adjusted ROAE and Equity Market Value / MRQ Book Value (Excl. AOCI)1 Multiple  AMSF  Sources: Bloomberg, Capital IQ and public filings.  CONFIDENTIAL  18  EIG  JRVR  KNSL  PLMR  PRA  ARGO  RLI  WRB  0.00x  1.00x  2.00x  3.00x  4.00x  5.00x  6.00x  7.00x  8.00x  9.00x  0.0%  5.0%  10.0% 15.0%  CY 2022E Adjusted ROAE  20.0%  25.0%  Equity Market Value / MRQ Book Value (excl. AOCI)1

Historical Trading Multiples

Market Capitalization/MRQ Book Value Lookback

	One-Year Average	Since Twins IPO [2]	3-Year Average	5-Year Average	10-Year Average
Twins [1]	0.8x	1.3x	NA	NA	NA
Selected Workers' Comp Insurers [3]	1.7x	1.7x	1.7x	1.9x	1.7x
Selected Specialty Insurers [4]	2.5x	2.2x	2.2x	2.0x	1.7x


3.3x
3.0x
2.8x
2.5x
2.3x
2.0x
1.8x
1.5x
1.3x
1.0x
0.8x
0.5x
0.3x
0.0x
Oct-12
Apr-13
Oct-13
Apr-14
Oct-14
Apr-15
Oct-15
Apr-16
Oct-16
Apr-17
Oct-17
Apr-18
Oct-18
Apr-19
Oct-19
Apr-20
Oct-20
Apr-21
Oct-21
Apr-22
Oct-22
1.7x 5
1.7x 5
1.3x 6
Twins [1]
Selected Workers' Comp Insurers [3]
Selected Specialty Insurers [4]
Twins Average [1]
Selected Workers' Comp Insurers Average [3]
Selected Specialty Insurers Average [4]

Note: Market Capitalization/Book Value multiples less than or equal to 0.0x and greater than 10.0x deemed to be not meaningful and excluded from the displayed data.
Note: For purposes of the above chart, Book Value is on an unadjusted basis and does not exclude accumulated other comprehensive income. As such, Book Value multiples shown above may differ from multiples shown elsewhere in the materials.

1. *Twins Market Capitalization/Book Value multiples shown and calculated since July 16, 2020. Assumed Book Values from July 16, 2020 to November 11, 2020 reflect Twins' March 31, 2020 Total stockholders' / members' equity on an adjusted basis after giving effect to the reorganization transactions and issuance and sale of shares in its IPO per Twins' 424B4 filing dated July 17, 2020.*
2. *Calculated since July 16, 2020, Twins' IPO date.*
3. *Selected Workers' Comp Insurers comprise AMERISAFE, Inc. and Employers Holdings, Inc. Data reflects median multiple.*
4. *Selected Specialty Insurers comprise Argo Group International Holdings, Ltd., James River Group Holdings, Ltd., Kinsale Capital Group, Inc., Palomar Holdings, Inc., ProAssurance Corporation, RLI Corp., and W. R. Berkley Corporation. Data reflects median multiple.*
5. *Reflects 10-year average.*
6. *Reflects average since July 16, 2020, Twins' IPO date.*

NA refers to Not Available.
MRQ refers to Most Recent Quarter.
Source: S&P Capital IQ as of October 25, 2022. (Multiples shown above are sourced from S&P Capital IQ; as such, certain multiples may differ slightly from the figures shown on other pages.)

CONFIDENTIAL
Houlihan Lokey | 19

 Historical Trading Multiples  Market Capitalization/NTM Adjusted Net Income Lookback  Note: Market Capitalization/NTM Adjusted Net Income multiples less than or equal to 0.0x and greater than 40.0x deemed to be not meaningful and excluded from the displayed data.  Twins Market Capitalization/NTM Adjusted Net Income multiples shown and calculated since August 10, 2020, the first date with Twins NTM consensus Adjusted Net Income estimates available per S&P Capital IQ.  Calculated since August 10, 2020, the first date with Twins NTM consensus estimates available per S&P Capital IQ.  Selected Workers’ Comp Insurers comprise AMERISAFE, Inc. and Employers Holdings, Inc. Data reflects median multiple.  Selected Specialty Insurers comprise Argo Group International Holdings, Ltd., James River Group Holdings, Ltd., Kinsale Capital Group, Inc., Palomar Holdings, Inc., ProAssurance Corporation, RLI Corp., and W. R. Berkley Corporation. Data reflects median multiple.  Reflects 10-year average.  Reflects average since August 10, 2020, the first date with Twins NTM consensus estimates available per S&P Capital IQ.  One-Year Average  Since Twins IPO [2]  3-Year Average  5-Year Average  10-Year Average  Twins [1]  Selected Workers' Comp Insurers [3]  Selected Specialty Insurers [4]  9.8x  13.4x  NA  NA  NA  17.9x  18.9x  19.0x  18.8x  17.8x  20.7x  21.5x  21.9x  22.1x  19.2x  6  13.4x  19.2x 5  17.8x 5  0.0x  Oct-12 Apr-13 Oct-13 Apr-14 Oct-14 Apr-15 Oct-15 Apr-16 Oct-16 Apr-17 Oct-17 Apr-18 Oct-18 Apr-19 Oct-19 Apr-20 Oct-20 Apr-21 Oct-21 Apr-22 Oct-22  5.0x  10.0x  15.0x  20.0x  25.0x  30.0x  35.0x  Twins [1]  Selected Workers' Comp Insurers [3] Selected Specialty Insurers [4]  Twins Average [1]  Selected Workers' Comp Insurers Average [3] Selected Specialty Insurers Average [4]  NA refers to Not Available.  Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items.  Source: S&P Capital IQ as of October 25, 2022. (Multiples shown above are sourced from S&P Capital IQ; as such, certain multiples may differ slightly from the figures shown on other pages.)  CONFIDENTIAL  20

 Preliminary Benchmarking Data  Note: No company used in this analysis for comparative purposes is identical to the Company.  Based on financial information for Twins for the period ended 9/30/22 per Company management.  Ratings represent the latest available (as of 10/23/2022) AM Best Financial Strength Rating for each company's largest insurance subsidiary as measured by 6/30/2022 LTM Direct Premiums Written.  Represents calendar year 2021 figure, given Kinsale Capital Group, Inc. only files annual statutory statements.  Calculated excluding AOCI.  Burdening Adjusted Net Income with stock-based compensation, LTM ROATE is 9.2%, LTM ROAE is 4.6%, CY 2022E ROAE is 5.0%, and CY 2023E ROAE is 5.5%. Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items.  Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI).  Adjusted ROATE refers to Adjusted Return on Average Tangible Equity and is calculated as adjusted net income divided by average tangible book value of equity (excluding AOCI). AOCI refers to Accumulated Other Comprehensive Income.  CY refers to Calendar Year.  E refers to Estimated.  LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months. MRQ refers to Most Recent Quarter.  Size & Financial Strength  Leverage  (LTM Net Premiums Written / Average Capital and Surplus)  Workers' Comp Insurers  Employers Holdings, Inc. 0.6x  AMERISAFE, Inc. 0.7x  Twins - FY 2022E 1.0x  Specialty Insurers  James River Group Holdings, Ltd. 0.6x  ProAssurance Corporation 0.7x  RLI Corp. 0.9x  Twins - FY 2022E 1.0x  Argo Group International Holdings, Ltd. 1.1x  Kinsale Capital Group, Inc. [4] 1.2x  W. R. Berkley Corporation 1.3x  Palomar Holdings, Inc. 1.3x  Financial Strength  (AM Best Financial Strength Rating) [2]  Workers' Comp Insurers  AMERISAFE, Inc. A  Twins A  Employers Holdings, Inc. A-  Specialty Insurers  RLI Corp. A+  W. R. Berkley Corporation A+  Kinsale Capital Group, Inc. [3] A  Twins A  Argo Group International Holdings, Ltd. A-  James River Group Holdings, Ltd. A-  Palomar Holdings, Inc. A-  ProAssurance Corporation A-  Size  (MRQ Book Value of Equity (Excl. AOCI), millions)  Workers' Comp Insurers  Employers Holdings, Inc. $1,072.2  Twins [1] $443.9  AMERISAFE, Inc. $393.9  Specialty Insurers  W. R. Berkley Corporation $7,731.1  RLI Corp. $1,638.6  Argo Group International Holdings, Ltd. $1,572.7  ProAssurance Corporation $1,404.1  Kinsale Capital Group, Inc. $734.8  James River Group Holdings, Ltd. $709.0  Twins [1] $443.9  Palomar Holdings, Inc. $405.3  Size  (MRQ Tangible Book Value of Equity (Excl. AOCI), millions)  Workers' Comp Insurers  Employers Holdings, Inc.  $1,022.4  AMERISAFE, Inc.  $393.9  Twins [1]  $233.0  Specialty Insurers  W. R. Berkley Corporation  $7,479.8  RLI Corp.  $1,585.0  Argo Group International Holdings, Ltd.  $1,408.1  ProAssurance Corporation  $1,284.4  Kinsale Capital Group, Inc.  $731.2  James River Group Holdings, Ltd.  $491.3  Palomar Holdings, Inc.  $396.4  Twins [1]  $233.0  Profitability (Adjusted ROAE and Adjusted ROATE)  Profitability  (LTM Adjusted ROATE) [4] [5]  Workers' Comp Insurers  AMERISAFE, Inc. 11.5%  Twins [1] 9.8%  Employers Holdings, Inc. 7.0%  Specialty Insurers  Kinsale Capital Group, Inc. 24.1%  W. R. Berkley Corporation 16.8%  RLI Corp. 16.0%  Palomar Holdings, Inc. 15.2%  Twins [1] 9.8%  ProAssurance Corporation 5.6%  Argo Group International Holdings, Ltd. 3.0%  James River Group Holdings, Ltd. NMF  Profitability  (LTM Adjusted ROAE) [4] [5]  Workers' Comp Insurers  AMERISAFE, Inc. 11.5%  Employers Holdings, Inc. 6.6%  Twins [1] 4.9%  Specialty Insurers  Kinsale Capital Group, Inc. 23.9%  W. R. Berkley Corporation 16.3%  RLI Corp. 15.4%  Palomar Holdings, Inc. 14.8%  ProAssurance Corporation 5.1%  Twins [1] 4.9%  Argo Group International Holdings, Ltd. 2.7%  James River Group Holdings, Ltd. NMF  Profitability  (CY 2022E Adjusted ROAE) [5]  Workers' Comp Insurers  AMERISAFE, Inc. 15.3%  Employers Holdings, Inc. 6.1%  Twins 5.3%  Specialty Insurers  Kinsale Capital Group, Inc. 22.2%  RLI Corp. 19.1%  Palomar Holdings, Inc. 18.6%  W. R. Berkley Corporation 18.1%  James River Group Holdings, Ltd. 10.5%  Twins 5.3%  ProAssurance Corporation 4.0%  Argo Group International Holdings, Ltd. 2.7%  Profitability  (CY 2023E Adjusted ROAE) [5]  Workers' Comp Insurers  AMERISAFE, Inc. 16.1%  Employers Holdings, Inc. 6.0%  Twins 5.9%  Specialty Insurers  Kinsale Capital Group, Inc. 24.6%  Palomar Holdings, Inc. 21.6%  W. R. Berkley Corporation 19.1%  RLI Corp. 19.1%  James River Group Holdings, Ltd. 13.0%  Argo Group International Holdings, Ltd. 10.8%  Twins 5.9%  ProAssurance Corporation 5.3%  NMF refers to not meaningful figure.  Source: Bloomberg, Capital IQ, Company management, Management Projections and public filings.  CONFIDENTIAL  21

 Preliminary Benchmarking Data (cont.)  Note: No company used in this analysis for comparative purposes is identical to the Company.  1. In 1999, company entered into a LPT Agreement with third party reinsurers. The figures above do not reflect the impact of that agreement. If those are reflected, 2019-2021 average and LTM loss ratios would be 52.2% and 56.5%, respectively and the 2019-2021 average and LTM combined ratios would be 93.2% and 95.4%, respectively.  2. Based on financial information for Twins for the period ended 9/30/22 per Company management.  Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items. CY refers to Calendar Year.  E refers to Estimated.  NA refers to not available.  NMF refers to not meaningful figure.  Profitability (Loss & Combined Ratios)  Growth (Adjusted Net Income)  Combined Ratio  (CY 2019 to CY 2021 Average)  Workers' Comp Insurers  AMERISAFE, Inc. 79.6%  Twins 83.9%  Employers Holdings, Inc. [1] 95.1%  Specialty Insurers  Kinsale Capital Group, Inc. 82.9%  Twins 83.9%  RLI Corp. 90.2%  Palomar Holdings, Inc. 93.4%  W. R. Berkley Corporation 96.7%  Argo Group International Holdings, Ltd. 106.7%  ProAssurance Corporation 112.4%  James River Group Holdings, Ltd. 114.6%  Net Loss Ratio  (CY 2019 to CY 2021 Average)  Workers' Comp Insurers  Employers Holdings, Inc. [1] 54.1%  AMERISAFE, Inc. 54.3%  Twins 54.8%  Specialty Insurers  Palomar Holdings, Inc. 21.6%  RLI Corp. 49.0%  Twins 54.8%  Kinsale Capital Group, Inc. 59.8%  W. R. Berkley Corporation 62.6%  Argo Group International Holdings, Ltd. 69.1%  ProAssurance Corporation 83.3%  James River Group Holdings, Ltd. 91.5%  Net Loss Ratio  (LTM)  Workers' Comp Insurers  Employers Holdings, Inc. [1] 58.3%  AMERISAFE, Inc. 61.1%  Twins [2] 65.5%  Specialty Insurers  Palomar Holdings, Inc. 23.5%  RLI Corp. 44.5%  Kinsale Capital Group, Inc. 55.7%  W. R. Berkley Corporation 61.3%  Twins [2] 65.5%  Argo Group International Holdings, Ltd. 67.9%  ProAssurance Corporation 76.3%  James River Group Holdings, Ltd. 90.2%  Combined Ratio  (LTM)  Workers' Comp Insurers  AMERISAFE, Inc. 87.7%  Twins [2] 95.0%  Employers Holdings, Inc. [1] 97.3%  Specialty Insurers  Kinsale Capital Group, Inc. 76.6%  Palomar Holdings, Inc. 82.9%  RLI Corp. 84.2%  W. R. Berkley Corporation 91.9%  Twins [2] 95.0%  ProAssurance Corporation 103.1%  Argo Group International Holdings, Ltd. 103.6%  James River Group Holdings, Ltd. 112.7%  Projected Growth  (CY 2021 to CY 2022E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. 5.4%  Twins 3.5%  AMERISAFE, Inc. 0.9%  Specialty Insurers  Palomar Holdings, Inc. 38.8%  W. R. Berkley Corporation 21.9%  Kinsale Capital Group, Inc. 17.2%  Argo Group International Holdings, Ltd. 11.9%  Twins 3.5%  RLI Corp. 2.9%  ProAssurance Corporation (44.7%)  James River Group Holdings, Ltd. NMF  Projected Growth  (CY 2021 to CY 2023E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. 10.6%  Twins 10.2%  AMERISAFE, Inc. (3.5%)  Specialty Insurers  Argo Group International Holdings, Ltd. 77.8%  Palomar Holdings, Inc. 35.4%  Kinsale Capital Group, Inc. 20.0%  W. R. Berkley Corporation 17.0%  Twins 10.2%  RLI Corp. 6.3%  ProAssurance Corporation (6.3%)  James River Group Holdings, Ltd. NA  Projected Growth  (CY 2020 to CY 2022E Adjusted Net Income)  Workers' Comp Insurers  Employers Holdings, Inc. (12.5%)  Twins (16.4%)  AMERISAFE, Inc. (18.1%)  Specialty Insurers  Palomar Holdings, Inc. 189.2%  James River Group Holdings, Ltd. 77.2%  W. R. Berkley Corporation 62.7%  Kinsale Capital Group, Inc. 46.5%  RLI Corp. 24.5%  Twins (16.4%)  Argo Group International Holdings, Ltd. NA  ProAssurance Corporation NA  Projected Growth  (CY 2022E to CY 2023E Adjusted Net Income)  Workers' Comp Insurers  Twins 17.4%  Employers Holdings, Inc. 16.1%  AMERISAFE, Inc. (7.7%)  Specialty Insurers  Argo Group International Holdings, Ltd. 182.6%  ProAssurance Corporation 58.9%  James River Group Holdings, Ltd. 37.5%  Palomar Holdings, Inc. 32.2%  Kinsale Capital Group, Inc. 22.9%  Twins 17.4%  W. R. Berkley Corporation 12.3%  RLI Corp. 9.9%  LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to Latest 12 Months. Source: Bloomberg, Capital IQ, Company management, Management Projections and public filings.  CONFIDENTIAL  22

Preliminary Selected Transactions Analysis

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value [1]	Transaction Value [1] / Book Value (Excl. AOCI) [2]	Transaction Value [1] / *Illustrative Only* Tangible Book Value (Excl. AOCI) [3]	Transaction Value [1] / Adjusted Net Income	Implied Adjusted ROE [4]	*Illustrative Only* Implied Adjusted ROTE [5]
2/16/2021	6/1/2021	Protective Insurance Corporation	The Progressive Corporation	$337.6	0.99x	0.99x	16.9x	5.9%	5.9%
1/15/2021	8/4/2021	ProSight Global, Inc. (nka:Coaction Global, Inc.)	TowerBrook Capital Partners L.P.; Further Global Capital Management,	$585.9	1.10x	1.13x	14.6x	7.5%	7.8%
11/16/2018	9/19/2019	EMC Insurance Group Inc	Employers Mutual Casualty Company	$786.1	1.33x	1.34x	27.6x	4.8%	4.8%
8/28/2018	2/15/2019	Aspen Insurance Holdings Limited	Apollo Global Management, LLC	$2,600.1	0.88x	0.88x	*NMF*	*NMF*	*NMF*
8/22/2018	5/23/2019	The Navigators Group, Inc	The Hartford Financial Services Group, Inc	$2,083.6	1.64x	1.68x	37.6x	4.4%	4.5%
1/9/2018	11/9/2018	AmTrust Financial Services, Inc.	Stone Point Capital LLC ; Trident VII, L.P.	$2,904.8	0.76x	1.00x	13.4x	5.7%	7.5%
12/18/2016	7/5/2017	Allied World Assurance Company Holdings, Ltd	Fairfax Financial Holdings Limited	$4,696.2	1.29x	1.49x	20.6x	6.3%	7.2%
7/26/2017	11/17/2017	State National Companies, Inc.	Markel Corporation	$922.6	2.90x	3.04x	NA	NA	NA
5/2/2017	9/28/2017	Intact Insurance Group USA Holdings Inc.	Intact Financial Corporation	$1,714.8	1.65x	1.65x	24.6x	6.7%	6.7%
12/5/2016	5/1/2017	Ironshore Inc.	Liberty Mutual Group, Inc.	$2,935.0	1.42x	1.48x	19.0x	7.5%	7.8%
10/5/2016	3/28/2017	Endurance Specialty Holdings Ltd	Sompo Holdings, Inc.	$6,318.1	1.28x	1.42x	17.8x	7.2%	8.0%
3/7/2016	11/10/2016	National Interstate Corporation	Great American Insurance Company, Inc.	$639.1	1.77x	1.81x	27.8x	6.4%	6.5%
6/10/2015	10/28/2015	HCC Insurance Holdings Inc.	Tokio Marine & Nichido Fire Insurance Co., Ltd.	$7,501.8	1.99x	2.67x	NA	NA	NA
12/30/2014	7/7/2015	Meadowbrook Insurance Group, Inc. (nka:AmeriTrust Group, Inc.)	Fosun International Limited	$433.3	1.04x	1.12x	*NMF*	*NMF*	*NMF*
12/17/2014	5/1/2015	Catlin Group Ltd.	XL Group plc	$3,907.4	0.70x	0.88x	7.1x	9.8%	12.3%
1/9/2014	4/1/2014	Summit Holding Southeast Inc	Great American Holding, Inc.	$250.0	1.08x	1.32x	5.3x	20.3%	24.9%
1/6/2014	9/15/2014	Tower Group International, Ltd	American Capital Partners Re, Ltd.	$143.6	2.17x	*NMF*	*NMF*	*NMF*	*NMF*
9/24/2013	1/2/2014	Eastern Insurance Holdings, Inc.	ProAssurance Corporation	$205.1	1.47x	1.65x	16.2x	9.1%	10.1%
Low				$143.6	0.70x	0.88x	5.3x	4.4%	4.5%
High				$7,501.8	2.90x	3.04x	37.6x	20.3%	24.9%
Median				$1,318.7	1.31x	1.42x	17.8x	6.7%	7.5%
Mean				$2,164.7	1.42x	1.50x	19.1x	7.8%	8.8%

Note: No company used in this analysis for comparative purposes is identical to the Company, and no transaction used in this analysis for comparative purposes is identical to the proposed Transaction.
1. Transaction Value refers to the implied equity value of target company, based on the announced transaction equity price and other public information available at the time of the announcement.
2. Based on reported metric for MRQ prior to the announcement of the transaction. Computed as shareholders' equity, less accumulated other comprehensive income on GAAP basis.
3. Based on reported metric for MRQ prior to the announcement of the transaction. Computed as shareholders' equity, less accumulated other comprehensive income and goodwill & intangibles on GAAP basis.
4. Computed as LTM Adjusted Net Income divided by MRQ shareholders' equity less AOCI.
5. Computed as LTM Adjusted Net Income divided by MRQ shareholders' equity less AOCI and goodwill & intangibles.
Adjusted Net Income refers to earnings, adjusted, among other things, for unrealized gains/losses and certain unusual or non-recurring items; Adjusted ROE refers to Adjusted Return on Equity; Adjusted ROTE refers to Adjusted Return on Tangible Equity; AOCI refers to Accumulated Other Comprehensive Income; MRQ refers to the most recently completed quarterly fiscal period for which financial information has been made public; NA refers to not available; NMF refers to not meaningful figure.
Source: Capital IQ, public filings and press releases.

CONFIDENTIAL
Houlihan Lokey | 23

Preliminary Discounted Cash Flow Analysis

Book Value Terminal Multiple

(dollars in millions)

	Projected Calendar Year Ending December 31, 2022E	2023E	2024E	2025E	2026E	2027E
Previous Year-End Book Value (Excl. AOCI)		$445.2	$466.2	$491.3	$524.9	$564.0
Net Income		21.0	25.1	33.6	39.2	45.8
Dividends	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Ending Book Value (Excl. AOCI)	**$445.2**	**$466.2**	**$491.3**	**$524.9**	**$564.0**	**$609.8**
Dividends	**$0.0**	**$0.0**	**$0.0**	**$0.0**	**$0.0**	**$0.0**

Discount Rate	Present Value of Cash Flows (2022 - 2027)	+	PV of Terminal Value as a Multiple of 2027 Book Value (Excl. AOCI) 0.80x	1.00x	1.20x	=	Implied Equity Value 0.80x	1.00x	1.20x
13.00%	$0.0		$259.4	$324.3	$389.2		$259.4	$324.3	$389.2
13.50%	$0.0		$253.6	$317.0	$380.4		$253.6	$317.0	$380.4
14.00%	$0.0	+	$247.9	$309.9	$371.8	=	$247.9	$309.9	$371.8
14.50%	$0.0		$242.4	$302.9	$363.5		$242.4	$302.9	$363.5
15.00%	$0.0		$237.0	$296.2	$355.4		$237.0	$296.2	$355.4

Discount Rate	Implied Equity Value Per Share [1] 0.80x	1.00x	1.20x
13.00%	$5.04	$6.30	$7.56
13.50%	$4.93	$6.16	$7.39
14.00%	$4.82	$6.02	$7.22
14.50%	$4.71	$5.89	$7.06
15.00%	$4.60	$5.75	$6.90

Note: Present values as of 10/31/22; mid-year convention applied.
Note: Present value of cash flows (2022-2027) is $0 as Management Projections do not contemplate any distributions over the projection period.
Per Company management at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in book value, and the same discount rates and terminal multiple range as shown above, the implied equity value per share reference range would be $4.87-$7.64.
1. Based on (i) ~51.2 million shares outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 10/25/22. Does not include ~0.1 million MSUs.
AOCI refers to Accumulated Other Comprehensive Income.
E refers to Estimated.
PV refers to Present Value.
Source: Company management and Management Projections.

CONFIDENTIAL

Houlihan Lokey | 24

 Illustrative Only Preliminary Discounted Cash Flow Analysis  Tangible Book Value Terminal Multiple  (dollars in millions)  Previous Year-End Book Value (Excl. AOCI)  $445.2  $466.2  $491.3  $524.9  $564.0  Net Income  21.0  25.1  33.6  39.2  45.8  Dividends  $0.0  $0.0  $0.0  $0.0  $0.0  $0.0  Ending Book Value (Excl. AOCI)  $445.2  $466.2  $491.3  $524.9  $564.0  $609.8  Goodwill & Intangible Assets  (209.5)  (203.5)  (197.5)  (191.5)  (185.5)  (179.5)  Ending Tangible Book Value (Excl. AOCI)  $235.7  $262.7  $293.8  $333.4  $378.6  $430.4  Dividends  $0.0  $0.0  $0.0  $0.0  $0.0  $0.0  Present Value  of Cash Flows  (2022 - 2027)  Projected Calendar Year Ending December 31, 2022E 2023E 2024E 2025E 2026E 2027E  PV of Terminal Value  as a Multiple of 2027 Tangible Book Value (Excl. AOCI)  Discount Rate  13.00%  13.50%  $0.0  $0.0  1.20x  $274.6  $268.4  1.50x  $343.3  $335.5  1.80x  $411.9  $402.7  14.00%  $0.0  + $262.4  $328.0  $393.6  = $262.4  $328.0  $393.6  14.00%  $5.10  $6.37  $7.65  14.50%  $0.0  $256.5  $320.7  $384.8  $256.5  $320.7  $384.8  14.50%  $4.98  $6.23  $7.48  15.00%  $0.0  $250.8  $313.5  $376.2  $250.8  $313.5  $376.2  15.00%  $4.87  $6.09  $7.31  Impl  ied Equity Value  Implied Equity Value  [1]  Per Share  1.20x  1.50x  1.80x  Discount Rate  1.20x  1.50x  1.80x  $274.6  $343.3  $411.9  13.00%  $5.34  $6.67  $8.00  $268.4  $335.5  $402.7  13.50%  $5.21  $6.52  $7.82  Note: Present values as of 10/31/22; mid-year convention applied.  Note: Present value of cash flows (2022-2027) is $0 as Management Projections do not contemplate any distributions over the projection period.  Per Company management at this time the Company is not contemplating making cash distributions over the projection period. For illustrative purposes only and based on discussions with Company management, assuming distributions of 75% of distributable cash at Twins Corporation of $4.2 million in 2022, $5.9 million in 2023, $6.5 million in 2024, $8.2 million in 2025, $9.1 million in 2026 and $10.5 million in 2027, corresponding reduction in tangible book value, and the same discount rates and terminal multiple range as shown above, the implied equity value per share reference range would be $4.98-$7.81.  1. Based on (i) ~51.2 million shares outstanding; (ii) ~0.2 million options (to the extent in the money, per the treasury method); (iii) ~0.1 million restricted stock units; and (iv) ~0.1 million performance stock units outstanding that are projected to vest, as of 10/25/22. Does not include ~0.1 million MSUs.  AOCI refers to Accumulated Other Comprehensive Income. E refers to Estimated.  PV refers to Present Value.  Source: Company management and Management Projections.  CONFIDENTIAL  25

 Page 3  5  15  Executive Summary  Selected Company Observations  Preliminary Financial Considerations  4. Other Proposal Considerations  26  5. Appendices  36

Proposal Overview

- On 9/2/22, the Board of Directors of Twins received the Proposal from the Angels Parties to purchase all of the outstanding shares of Twins common stock not already owned by the Angels Parties for cash consideration of $6.00 per share.
  - Proposal consideration reflects a premium of ~75% over the closing stock price and ~74% over the 30-day VWAP as of 10/25/22[2] (and a premium of ~38% over the closing stock price and ~21% over the 30-day VWAP as of the date prior to the Proposal[3])
- The Proposal is contingent on approval by the Special Committee and a majority vote of Unaffiliated Stockholders
- The Angels Parties have indicated that they have no interest in participating in an alternative change of control transaction involving the Company
- The Angels Parties have indicated that (i) diligence requirements will be limited, (ii) definitive documents will not be subject to financing conditions and (iii) at the appropriate time, they would like to discuss the possibility of certain stockholders rolling over their shares in the proposed transaction

Implied Premiums / (Discounts) to Historical Trading Prices[1]

(dollars per share in actuals)

	Prior to Proposal (9/1/22)		Current (10/25/22)	
	Price	Proposal Premium	Price	Proposal Premium
1-Day Closing Price	$4.34	38.2%	$3.43	74.9%
5-Day VWAP	$4.57	31.3%	$3.37	77.9%
10-Day VWAP	$4.60	30.4%	$3.37	78.2%
20-Day VWAP	$4.78	25.5%	$3.38	77.6%
30-Day VWAP	$4.95	21.2%	$3.45	73.9%
3-Month VWAP	$5.93	1.2%	$4.00	50.2%
6-Month VWAP	$4.86	23.6%	$5.21	15.1%
1-Year VWAP	$6.23	(3.7%)	$5.59	7.4%
52-Week High Closing Price [4]	$10.70	(43.9%)	$10.70	(43.9%)
52-Week Low Closing Price [5]	$3.35	79.1%	$3.15	90.5%

Proposal implies an aggregate equity value of ~$308 million

1. *Reflects historical trading prices of Twins common stock.*
2. *Based on trading prices as of 10/25/22.*
3. *Based on trading prices as of 9/1/22.*
4. *52-week high closing price as of both dates reflects closing per share price as of 11/15/21.*
5. *52-week low closing price as of 9/1/22 reflects closing per share price as of 3/11/22 and 52-week low closing price as of 10/25/22 reflects closing per share price as of 10/7/22.*

VWAP refers to Volume-Weighted Average Price.
Sources: Bloomberg and Capital IQ.

CONFIDENTIAL

Houlihan Lokey | 27

 Preliminary Overview of Potential Alternatives  27  CONFIDENTIAL  Certain potential alternatives to consider include but are not limited to the following:  Status Quo  A transaction with the Angels Parties  Sale to a Third Party  Dividend Recapitalization  Share Repurchases and Dividends  Preliminary considerations related to certain alternatives include, but are not limited to, the following:  Angels’ support will be an important consideration for the viability of certain alternatives  Limited universe of potential third-party buyers given niche specialty sector focus  Company has previously run a full sale process with limited success  Transaction execution risk  Challenging M&A and financing markets backdrop  Focus on maintaining minimum capital adequacy levels and AM Best rating likely to limit potential for dividend recapitalizations or other meaningful capital returns to investors  Focus on balance sheet and ratings also limit retained premium growth and/or strategic growth initiatives  Meaningful gap between Twins multiples (P/BV, P/E)1 and corresponding metrics for other industry participants, with certain potential barriers to closing gap  Operating risks of not delivering against standalone plan  Time required to create value through execution of standalone plan  1. Refers to multiples implied by Twins stock price.  Source: Company management.

 Twins vs. Selected Companies Historical Stock Performance  22.2%  21.5%  15.8%  (77.9%)  --  --  --  (77.9%)  (66.0%)  (61.3%)  226.5%  62.3%  32.0%  22.2%  (15.5%)  (19.8%)  203.8%  12.5%  4.7%  15.8%  (2.2%)  (2.1%)  211.3%  109.8%  28.7%  21.5%  0.1%  (4.0%)  Total Shareholder Return  Ten-Year Five-Year Three-Year Since Twins IPO One-Year YTD  Twins  S&P 500 Index (Total Return) Selected Workers' Comp Insurers1,3 Selected Specialty Insurers2,3  75%  -100%  -75%  -50%  -25%  0%  25%  50%  Jul-20  Sep-20  Nov-20  Jan-21  Mar-21  May-21  Jul-21  Sep-21  Nov-21  Jan-22 Mar-22  May-22  Jul-22  Sep-22  Twins S&P 500 Index (Total Return) Selected Workers' Comp Insurers [1] Selected Specialty Insurers [2]  Selected Workers’ Comp Insurers comprise AMERISAFE, Inc. and Employers Holdings, Inc..  Selected Specialty Insurers comprise Argo Group International Holdings, Ltd., James River Group Holdings, Ltd., Kinsale Capital Group, Inc., Palomar Holdings, Inc., ProAssurance Corporation, RLI Corp., and W. R. Berkley Corporation  Average of Selected Workers’ Comp Insurers index and Selected Specialty Insurers index. Kinsale Capital Group, Inc., Palomar Holdings, Inc. and James River Group Holdings, Ltd not included in Ten-Year return calculation. Palomar Holdings, Inc not included in Five-Year return calculation.  Source: Capital IQ as of 10/25/22.  CONFIDENTIAL  29

 $0.40  $0.60  $0.80  $1.00  $1.20  $1.40  Aug-20  Nov-20  Feb-21  May-21  Aug-21  Nov-21  Feb-22  May-22  Aug-22  $32.8  $22.1  $24.8  $29.3  $37.9  CY 2020  CY 2021  CY 2022E  CY 2023E  CY 2024E(2)  Analyst Consensus EPS Estimates Trajectory Since IPO (Adjusted EPS CY 2022E)  Estimated figures represent consensus estimates per Bloomberg as of 10/25/22.  CY 2024E estimates based on limited number of brokers (JP Morgan and Evercore) who report 2024 estimates CY refers to Calendar Year; E refers to Expected; EPS refers to Earnings Per Share.  Adjusted Net Income1  8/10/20:  $1.11  10/25/22:  $0.49  Twins Historical Performance & Projected Adjusted Earnings  Based on Analyst Consensus Estimates  $0.75  Adjusted EPS1  $0.43  $0.49  $0.57  $0.74  Sources: Bloomberg and Wall Street analyst research.  CONFIDENTIAL  30

Twins Analyst Perspectives

Broker Outlook

Broker	Date	Recommendation	Price Target	Prem. / (Disc.)[1]	Target Price / Book Value of Equity (Excl. AOCI) as of 6/30/22[2]	Target Price / Tangible Book Value of Equity (Excl. AOCI) as of 6/30/22[3]
JMP	10/18/2022	Market Outperform	$8.00	133.2%	0.94x	1.84x
Evercore ISI	10/10/2022	Neutral	6.00	74.9%	0.71x	1.38x
J.P.Morgan	10/03/2022	Neutral	6.00	74.9%	0.71x	1.38x
William Blair	08/04/2022	Neutral	–	–	–	–
Median			**$6.00**	**74.9%**	**0.71x**	**1.38x**
Mean			**$6.67**	**94.4%**	**0.79x**	**1.53x**

Select Commentary

"Through a combination of existing markets, new markets, and M&A, **we believe Twins has significant runway to continue the growth it has enjoyed in recent years, albeit at a cautious pace in the near term as it remains focused on bottom line performance** (we project 2022E GWP growth of -1% and 2023E of +8%). Last year's upgrade to "A" from A.M. Best has increased leads, and with the capital from 2020's IPO, Twins is well-situated to take advantage of opportunities in the market."

*- **JMP**, 08/03/2022*

"**Overall, we think the combination of Twins' history of under-delivering against market expectations and the lack of meaningful catalysts could weigh on the stock's valuation.** We expect the magnitude of favorable reserve releases –which have been a major driver of underwriting income historically–to be lower, and we believe that Twins is unlikely to pursue accretive capital management initiatives despite the stock's attractive multiple."

*- **JP Morgan**, 10/03/2022*

1. Closing share price of $3.43 as of 10/25/22.
2. MRQ Book Value based on Book Value (Excluding AOCI) of $435.9 million per 10-Q for period ended 6/30/22 and (i) ~51.2 million shares outstanding per 10-Q for period ended 6/30/22; (ii) ~0.2 million options (to the extent in the money, per the treasury method); and (iii) ~0.1 million restricted stock units per 10-Q for period ended 6/30/22. Does not include ~0.1 million PSUs and ~0.1 million MSUs.
3. MRQ Tangible Book Value based on Tangible Book Value (Excluding AOCI) of $223.4 million per 10-Q for period ended 6/30/22 and (i) ~51.2 million shares outstanding per 10-Q for period ended 6/30/22; (ii) ~0.2 million options (to the extent in the money, per the treasury method); and (iii) ~0.1 million restricted stock units per 10-Q for period ended 6/30/22. Does not include ~0.1 million PSUs and ~0.1 million MSUs.
AOCI refers to Accumulated Other Comprehensive Income.
Sources: Bloomberg, FactSet, and Equity Research as of 10/25/22.

CONFIDENTIAL
Houlihan Lokey | 31

Twins Selected Historical Trading Activity

Selected VWAP Data

52-Week Range	12-Month	9-Month	6-Month	3-Month	30-Day	20-Day	10-Day	5-Day
$3.15 – $10.70	$5.59	$4.80	$5.21	$4.00	$3.45	$3.38	$3.37	$3.37

Last Twelve Months

Volume[1]: 34.4 million *(153.4% of float)*[2]



% of Volume Traded Above Offer Price[3]: 43%
33.1%
18.0%
6.3%
15.4%
9.8%
13.2%
3.3%
0.7%
$3.00-$3.99
$4.00-$4.99
$5.00-$5.99
$6.00-$6.99
$7.00-$7.99
$8.00-$8.99
$9.00-$9.99
$10.00-$10.99

Last Six Months

Volume[1]: 13.6 million *(60.9% of float)*[2]



% of Volume Traded Above Offer Price[3]: 41%
28.5%
14.5%
15.9%
36.6%
4.5%
0.0%
0.0%
0.0%
$3.00-$3.99
$4.00-$4.99
$5.00-$5.99
$6.00-$6.99
$7.00-$7.99
$8.00-$8.99
$9.00-$9.99
$10.00-$10.99

Last Three Months

Volume[1]: 6.5 million *(29.1% of float)*[2]



% of Volume Traded Above Offer Price[3]: 0%
59.5%
27.3%
13.2%
0.0%
0.0%
0.0%
0.0%
0.0%
$3.00-$3.99
$4.00-$4.99
$5.00-$5.99
$6.00-$6.99
$7.00-$7.99
$8.00-$8.99
$9.00-$9.99
$10.00-$10.99

Last Month

Volume[1]: 2.9 million *(12.7% of float)*[2]



100.0%
0.0%
0.0%
0.0%
0.0%
0.0%
0.0%
0.0%
$3.00-$3.99
$4.00-$4.99
$5.00-$5.99
$6.00-$6.99
$7.00-$7.99
$8.00-$8.99
$9.00-$9.99
$10.00-$10.99

Current Trading Stats:
Float*[2]*: *22.4mm (43.7% of common)*
90-Day ADTV: *131k*
90-Day Avg. Value Traded: *$0.6mm*

1. Based on VWAP volume, per Bloomberg.
2. Public float calculated as total shares less shares held by Angels and Company insiders.
3. Based on offer price of $6.00 per share.
ADTV refers to Average Daily Trading Volume. VWAP refers to Volume-Weighted Average Price.
Source: Bloomberg as of 10/25/22.
CONFIDENTIAL

Houlihan Lokey | 32

 Twins Ownership Summary  Sources: Bloomberg, press releases and public filings.  CONFIDENTIAL  33  (shares in millions)  Reflects basic shares of common stock outstanding of 51,202,136 as of 8/4/22 per the Company’s Form 10-Q for the period ended 6/30/22.  Public float calculated as total shares less primarily shares held by Angels and Company insiders.  Holder    Shares    % Outstanding   Voting Interests  Public Float2  Angels  24.0  46.9%  --  --  Baker, Blake A.  4.3  8.5%  16.0%  19.4%  Royce & Associates, LP  3.9  7.6%  14.2%  17.3%  O'Brien, Andrew Michael (Executive Chairman of the Board)  3.5  6.9%  12.9%  NA  Vaughan Nelson Investment Management, L.P.  1.4  2.7%  5.1%  6.2%  Janus Henderson Group plc  1.3  2.5%  4.8%  5.8%  BlackRock, Inc.  1.2  2.3%  4.4%  5.3%  Lee, Steven Barry (Senior VP & Director)  1.1  2.1%  3.9%  NA  The Vanguard Group, Inc.  0.9  1.7%  3.2%  3.9%  William Blair Investment Management, LLC  0.7  1.3%  2.4%  3.0%  Brandywine Global Investment Management, LLC  0.6  1.1%  2.2%  2.6%  GW&K Investment Management, LLC  0.5  1.0%  1.9%  2.3%  Other Current / Former Directors and Executive Officers  0.2  0.4%  0.7%  NA  Other  7.7  15.0%  28.2%  34.3%  Total1  51.2  100.0%  100.0%  100.0%  Voting Interest  % of Non-Angels  % of

 Estimated Twins Shareholder Cost Basis  Current Share Price: $3.43  1. Cost basis average, per Capital IQ, based on volume weighted average price during the quarterly periods in which shares were purchased or sold  Ownership  46.9% 8.5% 7.6% 6.9% 2.7% 2.5% 2.3% 2.1% 1.7% 1.3% 1.1% 1.0% 0.8% 0.8% 0.7% 0.7% 0.6% 0.6% 0.4% 0.4% 0.4% 0.4% 0.3% 0.3% 0.3%  Cumulative Ownership  46.9% 55.4% 63.0% 69.8% 72.5% 75.1% 77.4% 79.5% 81.2% 82.5% 83.6% 84.6% 85.4% 86.2% 86.9% 87.6% 88.2% 88.7% 89.2% 89.6% 90.0% 90.4% 90.7% 91.0% 91.3%  Ownership of Non-Angels Shares  NA 16.0% 14.2% 12.9% 5.1% 4.8% 4.4% 3.9% 3.2% 2.4% 2.2% 1.9% 1.5% 1.5% 1.4% 1.3% 1.0% 1.0% 0.8% 0.8% 0.8% 0.7% 0.6% 0.6% 0.5%  Average Cost Basis: $11.88  Top 25 Shareholders1  NA  Source: Capital IQ as of 10/25/22  CONFIDENTIAL  34  NA  $15.04  NA  $16.32 $15.96  $14.31  NA  $15.26  $14.70  $11.82  $5.91  $15.24  $8.59  $13.83  $6.80  $13.60  $14.93  $6.56  $13.38  $6.61  $15.02  $7.46 $7.07  $10.97  Angels  Baker, Blake A.  Royce & Associates, LP  O'Brien, Andrew Michael  Vaughan Nelson Investment Management  Janus Henderson Group plc  BlackRock, Inc.  Lee, Steven Barry  The Vanguard Group, Inc.  William Blair Investment Management, LLC  Brandywine Global Investment Management  GW&K Investment Management, LLC  Thompson, Siegel & Walmsley LLC  Hotchkis and Wiley Capital Management  Hotchkis and Wiley Capital Management, LLC  Geode Capital Management, LLC  Eaton Vance Management  State Street Global Advisors, Inc.  Millennium Management LLC  Natixis Advisors, LLC  Two Sigma Advisers, LP  Northern Trust Global Investments  MBA Advisors LLC  Two Sigma Investments, LP  Citadel Advisors LLC

Twins Recent Shareholder Movements

Top Shareholders (1%+ Ownership)

(shares in millions and dollars in actuals)

				Net Shares Added / (Deducted) by Quarter						
Holder	**Latest Shareholdings**	**% of Non-Angels**	**% of Public Float**	**Q4 2020**	**Q1 2021**	**Q2 2021**	**Q3 2021**	**Q4 2021**	**Q1 2022**	**Q2 2022**
Angels	**24.024**			**0.000**	**0.000**	**(4.250)**	**0.000**	**0.000**	**0.000**	**0.000**
% of Holdings Traded				*0.0%*	*0.0%*	*(15.0%)*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Baker, Blake A.	4.341	16.0%	19.4%	0.000	0.000	(0.668)	0.000	(0.100)	0.000	0.000
% of Holdings Traded				*0.0%*	*0.0%*	*(13.1%)*	*0.0%*	*(2.3%)*	*0.0%*	*0.0%*
Royce & Associates, LP	3.868	14.2%	17.3%	0.000	0.238	2.525	1.681	(0.379)	0.695	(0.892)
% of Holdings Traded				*0.0%*	*New Position*	*1062.9%*	*60.9%*	*(8.5%)*	*17.1%*	*(18.7%)*
O'Brien, Andrew Michael	3.509	12.9%	*NA*	0.000	0.000	(0.616)	0.000	0.025	0.000	0.000
% of Holdings Traded				*0.0%*	*0.0%*	*(15.0%)*	*0.0%*	*0.7%*	*0.0%*	*0.0%*
Vaughan Nelson Investment Management, L.P.	1.384	5.1%	6.2%	0.000	0.000	1.529	(0.028)	0.044	(0.050)	(0.110)
% of Holdings Traded				*0.0%*	*0.0%*	*New Position*	*(1.8%)*	*2.9%*	*(3.3%)*	*(7.4%)*
Janus Henderson Group plc	1.301	4.8%	5.8%	0.000	0.000	1.197	0.744	0.083	(0.251)	(0.471)
% of Holdings Traded				*0.0%*	*0.0%*	*New Position*	*62.2%*	*4.3%*	*(12.4%)*	*(26.6%)*
BlackRock, Inc.	1.184	4.4%	5.3%	0.071	0.069	0.335	(0.008)	0.078	(0.016)	0.123
% of Holdings Traded				*13.3%*	*11.5%*	*49.9%*	*(0.8%)*	*7.8%*	*(1.4%)*	*11.6%*
Lee, Steven Barry	1.069	3.9%	*NA*	0.000	0.000	(0.115)	0.000	0.014	0.008	0.011
% of Holdings Traded				*0.0%*	*0.0%*	*(10.0%)*	*0.0%*	*1.4%*	*0.7%*	*1.1%*
The Vanguard Group, Inc.	0.870	3.2%	3.9%	0.155	0.181	0.187	0.005	0.014	(0.153)	0.196
% of Holdings Traded				*54.3%*	*41.0%*	*30.2%*	*0.6%*	*1.7%*	*(18.5%)*	*29.2%*
William Blair Investment Management, LLC	0.662	2.4%	3.0%	0.158	0.680	0.131	(0.234)	(0.068)	0.038	(0.100)
% of Holdings Traded				*272.5%*	*315.0%*	*14.6%*	*(22.8%)*	*(8.6%)*	*5.3%*	*(13.1%)*
Brandywine Global Investment Management, LLC	0.586	2.2%	2.6%	0.000	0.000	0.000	0.562	0.115	0.000	(0.091)
% of Holdings Traded				*0.0%*	*0.0%*	*0.0%*	*New Position*	*20.5%*	*0.0%*	*(13.4%)*
GW&K Investment Management, LLC	0.522	1.9%	2.3%	0.000	0.000	0.000	0.000	0.000	0.000	0.522
% of Holdings Traded				*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*New Position*
VWAP During Quarter				$13.21	$16.08	$15.94	$10.00	$8.95	$4.61	$6.02
High Closing Stock Price During Quarter				$15.45	$17.50	$17.95	$15.28	$10.70	$8.86	$7.30
Low Closing Stock Price During Quarter				$10.11	$13.10	$14.34	$9.00	$8.08	$3.35	$4.03

VWAP refers to Volume-Weighted Average Price.
Sources: Bloomberg, Capital IQ and public filings.

CONFIDENTIAL

Houlihan Lokey | 35

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 Page 3  5  15  26  36  Executive Summary  Selected Company Observations  Preliminary Financial Considerations  Other Proposal Considerations  Appendices  Supplemental Financial Information  37  Supplemental Public Company & Market Observations Supplemental Industry Observations  40  43

Projected Adjusted Net Income Detail

Selected Net Income Adjustments and ROAE

(dollars in millions)

- Company management's financial projections for Adjusted Net Income are consistent with public reporting of historical performance and include add-backs for expenses relating to (i) share based compensation and (ii) amortization of intangible assets.
- As most selected companies reviewed do not make add-back adjustments for these expenses, the below illustrates three alternative derivations of Adjusted Net Income (which may be relevant to financial analyses), as well as corresponding ROAE calculations, for the Company over the projection period:

	Calendar Year Ending December 31,					
	2022E	2023E	2024E	2025E	2026E	2027E
Implied Adjusted ROAE Based On:						
Adjusted Net Income: As-Presented by Company Management	5.3%	5.9%	6.7%	8.0%	8.4%	8.9%
Adjusted Net Income: No Add-Back for Share Based Compensation	5.0%	5.5%	6.4%	7.6%	8.1%	8.7%
Adjusted Net Income: No Add-Back for Share Based Compensation and Intangible Asset Amortization	3.9%	4.5%	5.4%	6.7%	7.3%	7.9%

	2022E	2023E	2024E	2025E	2026E	2027E
Adjusted Net Income: As-Presented by Company Management	**$22.9**	**$26.9**	**$32.1**	**$40.5**	**$46.0**	**$52.5**
Share Based Compensation	1.5	2.1	2.1	2.1	2.1	2.1
Tax Effected Share Based Compensation [1]	1.2	1.7	1.7	1.7	1.7	1.7
Adjusted Net Income: No Add-Back for Share Based Compensation	**$21.7**	**$25.2**	**$30.5**	**$38.8**	**$44.3**	**$50.8**
Intangible Asset Amortization	6.0	6.0	6.0	6.0	6.0	6.0
Tax Effected Intangible Asset Amortization [1]	4.7	4.7	4.7	4.7	4.7	4.7
Adjusted Net Income: No Add-Back for Share Based Compensation and Intangible Asset Amortization	**$17.0**	**$20.5**	**$25.8**	**$34.2**	**$39.7**	**$46.2**

Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to the next page for additional details on adjustments; Adjusted ROAE refers to Adjusted Return on Average Equity and is calculated as adjusted net income divided by average book value of equity (excluding AOCI); E refers to Estimated.
1. Tax-effected at projected tax rate of 21.0% in 2021 and 22.0% in 2022 through 2027 per Company management.
Source: Company management and Management Projections.

CONFIDENTIAL

Houlihan Lokey | 38

Historical and Projected Financial Data  Net Income Adjustments  Note: Historical financial data is not pro forma for the Company's recent acquisitions, including its (i) July 6, 2021 acquisition of Western Integrated Care, LLC for ~$5.5 million, (ii) October 1, 2020 acquisition of 7710 Insurance Company (and certain affiliates) for ~$12.1 million, (iii) April 1, 2020 acquisition of LCTA Risk Services, Inc. for ~$1.4 million, or (iv) February 19, 2019 acquisition of First Choice Casualty Insurance Company for ~$5.3 million. Financial data reflects Company's April 2018 ~$18 million purchase of a 45% equity interest in Compstar Holding Company LLC and subsequent purchase of the remaining 55% equity interest on July 15, 2020 through the issuance of ~6.6 million shares of Company common stock based on the stock price of $15 per share (reflecting a purchase price of $99 million), but 2019-2020 financial data is not pro forma for the July 15, 2020 acquisition of the remaining 55% equity interest in Compstar (2019 data and 1H 2020 data reflects the impact of a ~45% equity interest in Compstar using the equity method). 2019 and 1H 2020 figures are also not pro forma for the impact of the July 2020 IPO.  In 2020, negative adjustment due primarily to gain on revaluation of 45% ownership interest in Compstar, following acquisition of the remaining 55% interest.  In 2020, gain on revaluation of ownership interest in Compstar had no tax impact.  Adjusted Net Income refers to earnings, adjusted for unrealized gains/losses, intangible asset amortization, stock-based compensation and certain unusual or non-recurring items. Refer to the table above for additional details on adjustments; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; LTM refers to Latest 12 Months; NA refers to not available.  (dollars in millions)   Calendar Year Ended December 31, LTM Ended Calendar Year Ending December 31, 2019 2020 2021 9/30/2022 2022E 2023E 2024E 2025E 2026E 2027E  CAGR   2021 to 2027E 2022 to 2027E   Income Statement Adjustments  Net Income $31.3 $88.5 $19.3 $26.6 $27.6 $21.0 $25.1 $33.6 $39.2 $45.8  15.5%  10.6%  Intangible Asset Amortization  0.0  2.6  5.8  NA  6.0  6.0  6.0  6.0  6.0  6.0  Non-Cash Share-Based Compensation  0.0  0.5  1.5  NA  1.5  2.1  2.1  2.1  2.1  2.1  Loss (Gain) on Embedded Derivatives  0.0  2.8  (4.7)  NA  (16.9)  (0.8)  0.9  0.8  0.8  0.7  Unrealized Losses (Gains) on Equity Securities  0.0  0.0  0.0  NA  4.5  0.2  0.0  (0.1)  (0.2)  (0.3)  Net Loss (Gain) on Purchase & Disposal of Affiliates  (0.6)  (3.1)  0.1  NA  (1.4)  0.0  0.0  0.0  0.0  0.0  Other [1]  3.2  (55.6)  0.8  NA  0.3  0.0  0.0  0.0  0.0  0.0  Total Adjustments  2.6  (52.8)  3.6  (7.2)  (6.0)  7.5  9.0  8.9  8.7  8.6  Tax Impact [2]  (0.7)  (3.0)  (0.8)  1.7  1.3  (1.7)  (2.0)  (1.9)  (1.9)  (1.9)  Adjusted Net Income $33.2 $32.8 $22.1 $21.1 $22.9 $26.9 $32.1 $40.5 $46.0 $52.5  15.5%  18.1%  Source: Company management and Management Projections.  CONFIDENTIAL  38

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 8.0  7.0  6.0  5.0  4.0  3.0  2.0  1.0  0.0  $20.00  $18.00  $16.00  $14.00  $12.00  $10.00  $8.00  $6.00  $4.00  $2.00  $0.00  Jul-20 Sep-20  Nov-21  Mar-22  May-22  Jul-22  Sep-22  Nov-20 Jan-21 Mar-21 Daily Trading Volume  May-21 Twins  Jul-21 Sep-21 Current Stock Price [1]  Jan-22 Offer Price  Closing Stock Price ($)  Daily Volume (millions)  Twins Stock Trading History  Since Initial Public Offering  Select Events  1. As of 10/25/22. Refers to per share common stock price.  Adj. EPS refers to Adjusted Earnings Per Share; mm refers to million. Q refers to Quarter. YoY refers to Year-over-Year. Sources: Capital IQ and public filings.  Event  Date  Comment  Adj. EPS  Earnings vs. Consensus  A  Reports Q2 2020 results. Gross written premiums (“GWP”) increase ~5% YoY to $110mm and adjusted  8/27/20 net income (“Adj. NI”) decreases ~31% YoY to $5mm.  Adjusted Return on Equity (“Adj. ROE”) (13.2% vs. 22.9%) and Adjusted Return on Tangible Equity (“Adj. ROTE”) (13.5% vs. 23.4%) decline YoY.  $0.13  Adj. NI: (10%) Adj. EPS: NA  B  Reports Q3 2020 results. GWP increase ~23% YoY to  11/12/20 $132mm and Adj. NI increases ~62% YoY to $10mm.  Adj. ROE (15.5% vs. 20.2%) declines Y-o-Y and Adj. ROTE (25.9% vs. 20.7%) increases YoY.  $0.21  Adj. NI: 34%  Adj. EPS: 36%  C  Reports Q4 2020 results. GWP increase ~37% YoY to  3/24/21 $135mm and Adj. NI decreases ~2% YoY to $11mm.  Adj. ROE (11.0% vs. 33.5%) and Adj. ROTE (23.4% vs.  34.3%) decline YoY.  $0.22  Adj. NI: 35%  Adj. EPS: 36%  D  Reports Q1 2021 results. GWP increase ~36% YoY to  5/12/21 $147mm and Adj. NI increases ~27% YoY to $8mm. Adj.  ROE (7.8% vs. 17.4%) and Adj. ROTE (16.4% vs.  17.7%) decline YoY.  $0.16  Adj. NI: (11%)  Adj. EPS: (14%)  E  Reports Q2 2021 results. GWP increase ~43% YoY to  8/11/21 $157mm and Adj. NI decreases ~10% YoY to $4 mm.  Adj. ROE (4.2% vs. 13.2%) and Adj. ROTE (8.6% vs.  13.6%) decline YoY.  $0.08  Adj. NI: (53%)  Adj. EPS: (54%)  Event  Date  Comment  Adj. EPS  Earnings vs. Consensus  F  Reports Q3 2021 results. GWP increase ~34% YoY to  11/10/21 $178mm and Adj. NI decreases ~27% YoY to $8mm.  Adj. ROE (7.3% vs. 15.5%) and Adj. ROTE (15.0% vs.  25.9%) decline YoY.  $0.15  Adj. NI: (19%)  Adj. EPS: (15%)  G 3/9/22  Reports Q4 2021 results. GWP increase ~14% YoY to  $153mm and Adj. NI decreases ~82% YoY to $2mm. Adj. ROE (1.9% vs. 11.0%) and Adj. ROTE (3.9% vs.  23.4%) decline YoY. Announces then-current President Julie Baron as new CEO.  $0.04  Adj. NI: (57%)  Adj. EPS: (60%)  H 5/4/22  Reports Q1 2022 results. GWP increase ~10% YoY to  $161mm and Adj. NI increases ~2% YoY to $8mm. Adj. ROE was flat YoY and Adj. ROTE (16.2% vs. 16.5%) declines YoY.  $0.16  Adj. NI: 1%  Adj. EPS: 0%  I  8/3/22  Reports Q2 2022 results. GWP decrease ~1.5% YoY to  $154mm and Adj. NI increases ~28% YoY to $6mm. Adj. ROE (5.4% vs. 4.2%) and Adj. ROTE (11.1% vs. 8.6%)  increase YoY.  $0.11  Adj. NI: 19%  Adj. EPS: 22%  Current Stock Price: $3.431  A  B  C  D  F  G  H  E  5/17/21:  Announces secondary offering of 5.0mm shares of common stock priced at $14 per share  8/24/22  Completes $50mm private unsecured debt offering to increase surplus of subsidiary Benchmark Insurance Company  I  41  CONFIDENTIAL

 35%  35%  28%  27%  32%  36%  33%  42%  2015  2016  2017  2018  2019  2020  2021 YTD '22  Premium Paid Analysis  1. Based on data from Eikon. Criteria based on (a) Transaction Type: Merger/Acquisition, (b) Total Transaction Value is greater than $100.0 million and less than $1.0 billion, (c) Ownership Percentage Sought is greater than 50%, (d) Geographic Locations are in the United States or Bermuda, (e) 1 Day Prior Target Stock Premium is between 0% and 100%.  YTD refers to year-to-date.  Source: Capital IQ and public filings.  Average 1-Day Prior Acquisition Premiums1  Average 1-Month Prior Acquisition Premiums1  Median 2015 – 2021:  33%  37%  40%  30%  30%  36%  42%  35%  49%  2015  2016  2017  2018  2019  2020  2021 YTD '22  Median 2015 – 2021:  36%  41  CONFIDENTIAL

 Page 3  5  15  26  36  37  40  Executive Summary  Selected Company Observations  Preliminary Financial Considerations  Other Proposal Considerations  Appendices  Supplemental Financial Information  Supplemental Public Company & Market Observations  Supplemental Industry Observations  43

 Selected Workers’ Compensation Industry Observations  Workers’ Compensation Direct Written Premiums3  Workers’ Compensation Insurance Industry Revenue4  143.3  158.1  166.5  180.0  160.0  140.0  120.0  100.0  80.0  60.0  40.0  20.0  0.0  Revenue Drivers and Metrics  Total U.S. Employment1 Total U.S. Wages and Salaries2  (millions of jobs) (dollars in billions)  2011 2013 2015 2017 2019 2021 2023 2025 2027 2029 2031  U.S. Bureau of Labor Statistics.  Federal Reserve Bank of St. Louis: Total wages and salaries, annual, not seasonally adjusted.  SNL Financial: P&C Industry’s Workers’ Compensation Direct Written Premiums.  IBISWorld.  $2,000.0  $4,000.0  $6,000.0  $8,000.0  $10,000.0  $12,000.0  2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021  $20.0  $30.0  $40.0  $50.0  $60.0  2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021  (dollars in billions)  $20.0  $30.0  $40.0  $50.0  $60.0  2021  2022  2023  2024  2025  2026  (dollars in billions)  “Total employment is projected to increase from 158.1 million to 166.5 million and grow 0.5 percent annually, which is slower than the 1.0 percent annual growth recorded over the 2011 – 21 decade.” 1  44  CONFIDENTIAL

 Selected Workers’ Compensation Industry Observations  Profitability Drivers and Metrics  Workers’ Compensation Net Combined Ratio1  Nonfatal Work Injuries and Illnesses Rate3  Number of Work-Related Deaths2  NCCI Holdings, Inc.; Workers’ Compensation Net Combined Ratio (Private Carriers).  IBISWorld.  U.S. Bureau of Labor Statistics.  (per 100 full-time workers)  (people)  6,000  115%  109%  102%  100%  94%  94%  89%  83%  85%  87%  87%  80%  60%  40%  20%  0%  100%  120%  2011  2012  2013  2014  2015  2016  2017  2018  2019  2020  2021  0.0  0.5  1.0  1.5  2.0  2.5  3.0  3.5  2014  2015  2016  2017  2018  2019  2020  0  44  CONFIDENTIAL  1,000  2,000  3,000  4,000  5,000  2012 2014 2016 2018 2020 2022 2024 2026

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